UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. __)

                                  NeuStar, Inc.
                                  -------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   64126X 20 1
                                   -----------
                                 (CUSIP Number)


                                  June 28, 2005
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 64126X 20 1                 13G                      Page 2 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg Pincus Equity Partners, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 23,190,328
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    23,190,328
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          23,190,328
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          36.8%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 64126X 20 1                 13G                      Page 3 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg Pincus Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 23,190,328
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    23,190,328
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          23,190,328
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          36.8%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 64126X 20 1                 13G                      Page 4 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg Pincus & Co.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 23,190,328
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    23,190,328
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          23,190,328
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          36.8%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 64126X 20 1                 13G                      Page 5 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg Pincus, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 23,190,328
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    23,190,328
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          23,190,328
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          36.8%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)      Name of Issuer:
               --------------

               NeuStar, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               46000 Center Oak Plaza
               Sterling, Virginia 20166

Item 2(a)      Name of Person Filing; Address of Principal Business Office:
               -----------------------------------------------------------

This Schedule 13G is filed by and on behalf of (a) Warburg Pincus Equity Partners, L.P., a Delaware limited partnership, and two affiliated partnerships ("WPEP"); (b) Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"); (c) Warburg Pincus & Co., a New York general partnership ("WP"); and (d) Warburg Pincus, LLC, a New York limited liability company ("WP LLC"). WP Partners is a subsidiary of WP and the sole general partner of WPEP. WPEP is managed by WP LLC.

WPEP, WP Partners, WP and WP LLC have shared dispositive and voting power with respect to 23,190,328 shares of Common Stock (as defined below).

Item 2(b)      Address of Principal Business
               -----------------------------

               The business address of each of the above named entities is 466 Lexington Avenue, New York, New York 10017.

Item 2(c)      Citizenship:
               -----------

               WPEP is a Delaware limited partnership.

               WP Partners is a New York limited liability company.

               WP is a New York general partnership.

               WP LLC is a New York limited liability company.

Item 2(d)      Title of Class of Securities:
               ----------------------------

               Class A Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)      CUSIP Number:
               ------------

               64126X 20 1

Item 3         Not applicable.

Item 4         Ownership by WPEP:
               -----------------

               (a)  Amount beneficially owned: 23,190,328 shares of Common Stock

               (b)  Percent of class: 36.8%

               (c)  Number of shares as to which the person has:

                    (i)    Sole power to vote or direct the vote: 0
                    (ii)   Shared power to vote or direct the vote: 23,190,328
                    (iii)  Sole power to dispose or direct the disposition of: 0
                    (iv)   Shared power to dispose or direct the disposition of:
                           23,190,328

               Ownership by WP Partners:
               ------------------------

               (a)  Amount beneficially owned: 23,190,328 shares of Common Stock

               (b)  Percent of class: 36.8%

               (c)  Number of shares as to which the person has:

                    (i)    Sole power to vote or direct the vote: 0
                    (ii)   Shared power to vote or direct the vote: 23,190,328
                    (iii)  Sole power to dispose or direct the disposition of: 0
                    (iv)   Shared power to dispose or direct the disposition of:
                           23,190,328

               Ownership by WP:
               ---------------

               (a)  Amount beneficially owned: 23,190,328 shares of Common Stock

               (b)  Percent of class: 36.8%

               (c)  Number of shares as to which the person has:

                    (i)    Sole power to vote or direct the vote: 0
                    (ii)   Shared power to vote or direct the vote: 23,190,328
                    (iii)  Sole power to dispose or direct the disposition of: 0
                    (iv)   Shared power to dispose or direct the disposition of:
                           23,190,328

               Ownership by WP LLC:
               -------------------

               (a)  Amount beneficially owned: 23,190,328 shares of Common Stock

               (b)  Percent of class: 36.8%

               (c)  Number of shares as to which the person has:

                    (i)    Sole power to vote or direct the vote: 0
                    (ii)   Shared power to vote or direct the vote: 23,190,328
                    (iii)  Sole power to dispose or direct the disposition of: 0
                    (iv)   Shared power to dispose or direct the disposition of:
                           23,190,328

Item 5         Ownership of Five Percent or Less of a Class:
               --------------------------------------------

               Not applicable.

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------

               Not applicable.

Item 7:        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

               Not applicable.

Item 8:        Identification and Classification of Members of the Group:
               ---------------------------------------------------------

               WPEP, WP Partners, WP and WP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among the aforementioned Persons to file jointly is attached hereto as Exhibit A. Each of WP Partners, WP LLC and WP disclaims beneficial ownership of all of the shares of Common Stock, other than those reported herein as being owned by it

Item 9:        Notice of Dissolution of Group:
               ------------------------------

               Not applicable.

Item 10:       Certification:
               -------------

               Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 11, 2005

                                        WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By: Warburg Pincus Partners LLC,
                                            its General Partner

                                            By: Warburg Pincus & Co.,
                                                its Managing Member

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner


                                        WARBURG PINCUS PARTNERS LLC

                                        By: Warburg Pincus & Co.,
                                            its Managing Member

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner


                                        WARBURG PINCUS & CO.

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner


                                        WARBURG PINCUS LLC

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner

                                                                       Exhibit A

     The undersigned acknowledge and agree that the foregoing Statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to such statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  July 11, 2005

                                        WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By: Warburg Pincus Partners LLC,
                                            its General Partner

                                            By: Warburg Pincus & Co.,
                                                its Managing Member

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner


                                        WARBURG PINCUS PARTNERS LLC

                                        By: Warburg Pincus & Co.,
                                            its Managing Member

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner


                                        WARBURG PINCUS & CO.

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner


                                        WARBURG PINCUS LLC

                                        By:  /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name: Scott A. Arenare
                                            Title: Partner


                                       10